EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made effective as of February 15, 2013 (the “Effective Date”), by and between IGSM Group Inc.  or successor company (”IGSM” or “the Company”), of East 2929 Commercial Blvd, Suite PH-D, Fort Lauderdale, Florida, 33308 and John Marino JR.(“Executive” or “Employee”) of IGSM is engaged in the business of a railroad management company acquiring and providing consulting services to short line railroad and railroad-related service companies.

A.

IGSM desires to have the services of Executive.

B.

Executive is willing to be employed by IGSM.

  Therefore, the parties agree as follows:

1. EMPLOYMENT. IGSM shall employ Executive as Cheif Executive Officer. Executive shall provide to IGSM the following services: duties as needed. Executive accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of IGSM and IGSM's supervisory personnel. Executive shall also perform (i) such other duties as are customarily performed by an employee in a similar position, and (ii) such other related services and duties as may be assigned to Executive from time to time by IGSM.

2. BEST EFFORTS OF EMPLOYEE. Executive agrees to perform faithfully, industriously, and to the best of Executive's ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement. Such duties shall be provided at such place(s) as the needs, business, or opportunities of IGSM may require from time to time.

3. COMPENSATION OF EMPLOYEE.  As compensation for the services provided by Executive under this Agreement, IGSM will:

a)

Pay Executive $7,000.00 per month commencing on the Effective Date. This amount shall be paid semi-monthly on the first day and the fifteenth day of the month. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Executive shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Executive has not yet been paid, and for any payments earned in accordance with IGSM's customary procedures, if applicable. Accrued vacation will be paid in accordance with state law and IGSM's customary procedures. This section of the Agreement is included only for accounting and payroll purposes and should not be construed as establishing a minimum or definite term of employment.

b)

pay Executive $3,000.00 per month in deferred compensation, commencing on the Effective Date. This amount shall be paid in a lump sum ($36,000.00) on the one-year anniversary of the Effective Date, provided Executive is an employee of IGSM. If Executive is terminated without Cause (as defined below) by IGSM, Executive shall be entitled to all deferred compensation payments through the end of that month in which Executive was terminated.

4. BONUS PAYMENTS. In addition to the payments under the preceding paragraph, IGSM will make quarterly bonus payments to Executive for the added value and based on a percentage of Earnings Before Interest, Taxes, Depreciation and Amortization per IGSM quarterly 10Q statements (EBITDA percentage to be determined at a later date). The amount will be determined by Board of Directors.

5. APPOINTMENT TO BOARD OF DIRECTORS: Executive shall be appointed to the Board of Directors of IGSM upon the Effective Date.

6. EXPENSE REIMBURSEMENT. IGSM will reimburse Executive for "out-of-pocket" expenses incurred by Executive in accordance with IGSM's policies in effect from time to time. “Out-of-pocket” expenses shall include, but not be limited to, items such as travel related business expenses, per diem, home office expenses, and other expenses incurred in the performance of Executive’s duties for IGSM.

7. RECOMMENDATIONS FOR IMPROVING OPERATIONS. Executive shall provide IGSM with all information, suggestions, and recommendations regarding IGSM's business, of which Executive has knowledge that will be of benefit to IGSM.

8. CONFIDENTIALITY. Executive recognizes that IGSM has and will have information regarding the following:

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inventions

•

products

•

product design

•

processes

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technical matters

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trade secrets

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copyrights

•

customer lists

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prices

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costs

•

discounts

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business affairs

•

future plans

and other vital information items (collectively, "Information") which are proprietary and non-public assets of IGSM. Information does not include information which: (i) is already in the possession of Executive prior to it being furnished by the Company; (ii) is or becomes generally available to the public; (iii) is or becomes available to Executive on a non-confidential basis from a source other than the Company; or (iv) is required, or ordered to be disclosed pursuant to applicable laws or regulations or by any subpoena or similar legal process.  Executive agrees that Executive will not at any time or in any manner, either directly or indirectly, within the normal course of his duties, divulge, disclose, or communicate any Information to any third party, excluding those who have executed confidentiality agreements, without the prior consent of IGSM. Executive will protect the Information and treat it as strictly confidential. A violation by Executive of this paragraph shall be a material violation of this Agreement.

9. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Executive has disclosed (or has threatened to disclose) Information in violation of this Agreement, IGSM may be entitled to an injunction to restrain Executive from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. IGSM shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

10. CONFIDENTIALITY AFTER TERMINATION OF EMPLOYMENT. The confidentiality provisions of this Agreement shall remain in full force and effect for a 1-year period after the termination of Executive's employment.

11. EMPLOYEE'S INABILITY TO CONTRACT FOR EMPLOYER. Executive shall not have the right to make any contracts or commitments with value in excess of $5,000.00 for or on behalf of IGSM without first obtaining the express written consent of IGSM.

12. INDEMNIFICATION OF EMPLOYEE: Executive shall not be personally liable for any indebtedness, liability or obligation of the Company and the Company shall indemnify and hold Executive harmless from and against any and all claims, demands, liabilities, damages, losses and reasonable costs and expenses (including reasonable attorneys fees and disbursements), actions, suits or proceedings, whether civil criminal, administrative or investigative suffered or incurred by Executive by reason of his affiliation or employment by the Company.

13. TERM/TERMINATION. Executive's employment under this Agreement shall be for an unspecified term on an "at will" basis. This Agreement may be terminated by IGSM upon 30 days written notice, and by Executive upon 30 days written notice. If Executive is in violation of this Agreement, IGSM may terminate employment without notice and with compensation to Executive only to the date of such termination. The compensation paid under this Agreement shall be Executive's exclusive remedy. This Agreement shall be automatically terminated and Executive’s compensation restructured when audited revenue for IGSM exceeds $3,000,000.00 per quarter.

14. TERMINATION FOR CAUSE: Executive may be terminated for Cause by IGSM. Cause means any of the following:

(i) a conviction of the Executive, or a plea of nolo contendere, to a felony involving moral turpitude; or

(ii) willful misconduct or gross negligence by the Executive resulting, in either case, in material economic harm to the Company of any of Related Entities; or

(iii) a willful continued failure by the Executive to carry out the reasonable and lawful directions of the Board [or the Chief Executive Officer [or President] of the Company]; or

(iv) fraud, embezzlement, theft or dishonesty of a material nature by the Executive against the Company or any Related Entity, or a willful material violation by the Executive of a policy or procedure of the Company or any Related Entity, resulting, in any case, in material economic harm to the Company or any Related Entity; or

(v) a willful material breach by the Executive of this Agreement.

An act or failure to act shall not be “willful” if (i) done by the Executive in good faith or (ii) the Executive reasonably believed that such action or inaction was in the best interests of the Company.

15. TERMINATION FOR DISABILITY. IGSM shall have the option to terminate this Agreement, if Executive becomes permanently disabled and is no longer able to perform the essential functions of the position with reasonable accommodation. IGSM shall exercise this option by giving 30 days written notice to Executive.

16. COMPLIANCE WITH EMPLOYER'S RULES. Executive agrees to comply with all of the rules and regulations of IGSM, a copy of which will be provided to Executive within 30 days of the Effective Date.

17. RETURN OF PROPERTY. Upon termination of this Agreement, Executive shall deliver to IGSM all property which is IGSM's property or related to IGSM's business (including keys, records, notes, data, memoranda, models, and equipment) that is in Executive's possession or under Executive's control. Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Executive.

18. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Employer:

IGSM Group Inc.

Neil Swartz

Chairman of the Board

East 2929 Commercial Blvd., Suite PH-D

Fort Lauderdale, Florida 33308

Employee:

John Marino JR. Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

19. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

20. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

21. SEVERABILITY. If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

22. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

23. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.

EMPLOYER:

IGSM Group Inc.

By: /s/ Neil Swartz      Date: June 25, 2013

       Neil Swartz

       Chairman of the Board

AGREED TO AND ACCEPTED.

EMPLOYEE:

By: /s/ John Marino Jr.    Date: June 25, 2013

       John Marino JR.